CUSIP No. 584404107

                                                                                                                                                EXHIBIT R

Transactions in the Class A Common Stock ($5.00 Par Value Per Share)

of

Media General, Inc.

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/24/2008	(2,333)	$1.9200
11/24/2008	(18,536)	$1.6096
11/24/2008	(30,530)	$1.6009
11/24/2008	(87,055)	$1.6009
11/25/2008	(241,862)	$1.6000
11/25/2008	(11,462)	$1.6030

TRANSACTIONS BY HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

Date of Transaction	Number of Shares Purchased / (Sold)	Price per Share

11/24/2008	(1,167)	$1.92000
11/24/2008	(9,268)	$1.60960
11/24/2008	(58,792)	$1.60090
11/25/2008	(137,946)	$1.60000
11/25/2008	(6,538)	$1.60300